Exhibit 10.3

EXECUTION COPY

STOCK ISSUANCE AGREEMENT

This Agreement (“Agreement”) is made and entered into as of March 29, 2013 (the “Effective Date”), by and among AmpliPhi Biosciences Corporation, a Washington corporation (the “Company”), and Intrexon Corporation, a Virginia corporation (“Intrexon”).

A.           Concurrently with the execution of this Agreement, the Company is entering into an Exclusive Channel Collaboration Agreement with Intrexon (the “Channel Agreement”), pursuant to which Intrexon is licensing the rights to certain technology to the Company; and

B.           In partial consideration of Intrexon’s license to the Company under the Channel Agreement, the Company has agreed to issue to Intrexon certain shares of the Company’s common stock, par value $0.01 per share, (the “Common Stock”) in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Intrexon hereby agree as follows:

sECTION 1.   Authorization of Issuance of Shares.

1.1           Technology Access Fees. Subject to the terms and conditions of this Agreement, the Company has agreed to pay a Technology Access Fee (as defined in the Channel Agreement) valued at three million dollars ($3,000,000) to Intrexon, which Technology Access Fee may be paid either in cash or Company’s Common Stock at Company’s sole discretion. Payment for the Technology Access Fee will be made at the Closing (as hereinafter defined) in accord with this Section 1.1. Company, in its discretion, shall either (i) pay to Intrexon three million dollars ($3,000,000) cash at the Technology Access Fee Closing (as defined below), or (ii) pay Intrexon at the Technology Access Fee Closing the Technology Access Fee due by issuing to Intrexon twenty-four million (24,000,000) shares of Common Stock of Company (the “Technology Access Fee Shares”) in accord with this Section 1.1.

1.2           Milestones. Subject to the terms and conditions of this Agreement and the Channel Agreement, upon the attainment of certain commercialization milestones as for each AmpliPhi Product (as that term is defined in the Channel Agreement) developed under the Channel Agreement that reach such milestones, the Company has agreed under Section 5.2 of the Channel Agreement to make milestone payments (each, whether in cash or equity, a “Milestone Payment” and together “Milestone Payments”). The Milestone Payments set forth below in Sections 1.2(a) and 1.2(b) are payable to Intrexon either in cash or in shares of Common Stock on certain dates following achievement of certain Milestone Events (as defined below).

(a)          Upon the dosing of the first patient in the first Phase II clinical study for an AmpliPhi Product (the “Phase II Milestone Event”), Company will pay to Intrexon either (i) two and one-half million dollars ($2,500,000) in cash, or (ii) that number of shares of Common Stock (the “Phase II Milestone Shares”) having a fair market value equaling two and one-half million dollars ($2,500,000) where such fair market value for this Section 1.2(a) is determined as set forth in Section 1.2(c).

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(b)          Upon the first to occur of either the first commercial sale of each AmpliPhi Product in the Unites States or the European Union, or the granting of the regulatory approval of that AmpliPhi Product in the Unites States or in the European Union (both as applicable, the “Approval Milestone Event”), Company will pay to Intrexon either (i) five million dollars ($5,000,000) in cash, or (ii) that number of shares of Common Stock (the “Approval Milestone Shares”) having a fair market value of five million dollars ($5,000,000) where such fair market value is determined as set forth in Section 1.2(c).

(c)          The fair market value used for the determination of the number of shares of Common Stock that will comprise the Phase II Milestone Shares or the Approval Milestone Shares shall be determined using published market data as the volume-weighted average price for a share of Common Stock over the ten (10) trading days immediately preceding the date of public announcement of the respective Milestone Event (as defined below).

(d)          The Approval Milestone Shares and the Phase II Milestone Shares shall collectively be the “Milestone Shares.” The number of shares of Common Stock to be issued under each of subsections (a) and (b) of this Section 1.2 shall be rounded down to the nearest whole share. The event giving rise to an issuance of shares under subsections (a) and (b) of this Section 1.2 shall each be a “Milestone Event” and together, the “Milestone Events.” The respective Milestone Payments for each of the Milestone Shares shall be due within thirty days following the date of the occurrence of its related Milestone Event.

1.3           Capital Adjustments. If after the date of a Milestone Event but prior to payment of Milestone Shares (i) the outstanding shares of the Company’s Common Stock shall be subdivided or split into a greater number of shares or a dividend in Common Stock shall be paid in respect of such Common Stock or (ii) the outstanding shares of Common Stock are combined, then all share quantities in this Agreement not yet issued shall be appropriately adjusted to reflect such stock split, stock dividend or conjunction. Nothing contained in this Section 1.3 or elsewhere in this Agreement will prevent or prohibit the dilution of Intrexon’s ownership interest in the Company or grant to Intrexon any preemptive rights.

1.4           Company Sale. In the event that the Company consummates a Company Sale (as defined below) prior to any one of the Subsequent Closings (as defined below), and the Channel Agreement is transferred or assigned to the buyer or assigned to the buyer in connection with such Company Sale, the Company and Intrexon agree that payments under Section 1.2 of this Agreement shall be payable only in cash following the Company Sale.

sECTION 2.   Closing and Delivery

2.1           Sale and Purchase Price of Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to Intrexon, and Intrexon will purchase from the Company, if the Company has not elected to make the respective payments cash, at each of the Technology Access Fee Closing and the Milestone Closings (as hereinafter defined), with the applicable number of shares being set forth above in Sections 1.1 and 1.2. The Parties agree that the consideration received by the Company hereunder shall be the execution and delivery by Intrexon of the Channel Agreement which consideration is at least equal to the par value of the shares issued or issuable under this Agreement.

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2.2           Closings. The closings of the purchase and sale of the shares to be issued pursuant to this Agreement shall be held at the office of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, CA 94304-1018 or at such other place as the Company and Intrexon may agree, as follows:

(a)          the closing of the purchase and sale of the Technology Access Fee Shares, or the payment of the appropriate alternative cash payment, will occur, subject to the conditions set forth in Section 8.1 hereof and applicable to the Technology Access Fee Closing, on a date to be agreed upon by Intrexon and the Company, which date in any event must be in advance of the deadlines of Section 5.1(a) of the Channel Agreement (the “Technology Access Fee Closing”); and

(b)          the closing of the purchase and sale of each occurrence of Milestone Shares or the payment of each Milestone Payment in cash will occur, subject to the conditions set forth in Section 8.2 hereof and applicable to the Milestone Closing, on the earlier of (i) the thirtieth (30th) day following the occurrence of the respective Milestone Event, and (ii) such other date as Intrexon and the Company may agree (each, a “Milestone Closing”).

The Technology Access Fee Closing and the Milestone Closings may be collectively herein referred to as the “Closings” and each individually as a “Closing”. Further, each of the Milestones Closings alternatively may be herein referred to collectively as the “Subsequent Closings” and individually as a “Subsequent Closing”.

2.3           Delivery of the Shares. Promptly following a Closing at which shares are issued to Intrexon, the Company shall deliver to Intrexon a certificate representing the number of shares purchased at such Closing, registered in the name of Intrexon.

sECTION 3.   Representations and Warranties of the Company.

Subject to and except as set forth in the Disclosure Schedule which is arranged in sections corresponding to the sub-section numbered provisions contained below in this Section, the Company hereby represents and warrants to, and covenants with, Intrexon as of the date hereof as follows:

3.1           Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries other than Special Phage Holdings Pty Ltd. and Biocontrol Ltd. The Company is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company, taken as a whole, and any condition, circumstance or situation that would prohibit the Company from entering into and performing any of its obligations hereunder.

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3.2          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required, except pursuant to Section 8. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The Company’s board of directors, at a meeting duly called and held, adopted resolutions approving the transactions contemplated hereby, including the issuance of the Technology Access Fee Shares and the Milestone Shares issuable upon occurrence of the various Milestone Events in a manner consistent with and that meets the requirements of Washington law.

3.3          Capitalization.

(a)          The authorized capital stock of the Company consists of 445,000,000 shares of Common Stock and 180,000 shares of Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”). As of the date hereof (1) 66,906,524 shares of Common Stock are issued and outstanding, (2) no shares of Preferred Stock are outstanding, (3) no shares of Common Stock are held by the Company in its treasury, (4) 20,000,000 shares of Common Stock are held in escrow pursuant to the terms of share purchase and escrow agreements between the Company and Special Phage Holdings Pty Ltd., (8,000,000 to satisfy potential warranty claims by the Company under the transaction documents and the remaining 12,000,000 shares to be held pending completion of certain milestones) (the “SPH Shares”) (5) 13,634,619 shares of Common Stock are reserved for issuance pursuant to warrants (the “Warrants”), (6) 16,156,131 shares are reserved for issuance pursuant to stock options issues under the Company’s current stock option plans (the “Stock Options”) and (7) $5,160,353 (including principal and accrued interest as of March 21, 2013) of convertible promissory notes of the Company (the “Convertible Promissory Notes” are outstanding. Except for the foregoing Common Stock, Series A Preferred Stock, the Warrants, the SPH Shares, the Stock Options, the Convertible Promissory Notes and as disclosed in Schedule 3.3(a), as of the date hereof, no shares of capital stock or other equity or voting securities of Company are issued, reserved for issuance or outstanding and there exist no outstanding options to purchase shares of the Common Stock, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or otherwise acquire from the Company any shares of capital stock or any securities convertible into or exchangeable for shares of Company capital stock. All outstanding shares of capital stock and other equity or voting securities of the Company (including the Warrants, SPH Shares and Stock Options) are, and all shares which may be issued pursuant thereto will be, when issued in accordance with the terms and conditions of their authorizing documents, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Other than the Convertible Promissory Notes, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any Company stockholder may vote. All of the issued and outstanding shares of Company capital stock were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of any preemptive rights.

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(b)          There are no outstanding rights, commitments or contracts of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting securities of the Company. As of the date hereof, there are no Contracts of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Other than as set forth on Schedule 3.3(b), there are no voting trusts, proxies, anti-takeover plans or other contracts of any character to which the Company is a party or by which it is bound or to which any of the Company’s stockholders is a party or by which any of them is bound, in each case, with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company. Other than as set forth on Schedule 3.3(b), the Company does not own, directly or indirectly, any capital stock, security or other ownership or equity interest in any Person.

(c)          The shares to be issued and sold hereunder have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. In addition, such shares will be free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, the Company (collectively, “Encumbrances”) and rights of refusal of any kind imposed by the Company (other than restrictions on transfer under applicable securities laws) and the holder of such shares shall be entitled to all rights accorded to a holder of Common Stock.

3.4           No Conflicts; Governmental Approvals. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) violate any provision of the Company’s Articles of Incorporation or Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the shares in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations prior to or subsequent to the Closing).

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3.5           Financial Statements. For purposes of this Agreement, “Financial Statements” means the audited balance sheet of the Company as of December 31, 2011 (the “Financial Statement Date”), the audited statement of income and retained earnings and unaudited statement of cash flows of the Company for the year ended on the Financial Statement Date, and the unaudited balance sheet, statement of income and retained earnings, and statement of cash flows of the Company for the year ended December 31, 2012. An accurate copy of the Financial Statements have been provided to Intrexon. Such Financial Statements fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end adjustments). Such Financial Statements were prepared in accordance with generally accepted accounting principles. Since the Financial Statement Date, the Company has not incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (i) which were incurred after the Financial Statement Date in the ordinary course of business consistent with past practices under any contract, commitment or agreement specifically disclosed in the Schedules or not required to be disclosed thereon because of the term or amount involved or otherwise, (ii) which were incurred as a result of the transactions described herein, or (iii) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has timely filed all forms, reports and other documents material to the business of the Company required to be filed prior to the date hereof with any governmental authority.

3.6           Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.7           [Reserved].

3.8           No Material Adverse Change. Except as disclosed in Schedule 3.8, since the Financial Statement Date, the Company has not (i) experienced or suffered any Material Adverse Effect, (ii) incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s business or (iii) declared, made or paid any dividend or distribution of any kind on its capital stock.

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3.9           Litigation. No action, suit, proceeding or investigation is currently pending or, to the knowledge of the Company, has been threatened in writing against the Company that: (i) concerns or questions the validity of this Agreement; (ii) concerns or questions the right of the Company to enter into this Agreement; or (iii) is reasonably likely to have a Material Adverse Effect. The Company is neither a party to nor subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate that would have a Material Adverse Effect.

3.10         Compliance. Except for defaults or violations which are not reasonably likely to have a Material Adverse Effect, the Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws, applicable to its business, except in each case for such defaults or violations as would not have a Material Adverse Effect.

3.11         Intellectual Property

 (a)          The Company has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the Company’s products and technology providing the Company, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by the Company except where the failure to have entered into such an agreement would not have a Material Adverse Effect. The Company is not aware that any of its employees or consultants is in material violation thereof.

 (b)          To the Company’s knowledge, the Company owns or possesses adequate rights to use all, if any, trademarks, service marks, trade names, domain names, copyrights, patents, patent applications, inventions, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and other intellectual property rights (“Intellectual Property”) as are necessary for the conduct of its business. In addition, (i) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (ii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company challenging the Company’s rights in or to any such Intellectual Property; (iii) the Intellectual Property owned by the Company and, to the knowledge of the Company, the Intellectual Property licensed to the Company has not been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim; and (v) to the Company’s knowledge, no employee of the Company is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee while employed with the Company, in each of (i) through (v), for any instances which would not, individually or in the aggregate, result in a Material Adverse Effect.

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3.12         FDA Compliance.

 (a)          The Company: (i) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by the Company (“Applicable Laws”); (ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would not, individually or in the aggregate, result in a Material Adverse Effect; (iii) possesses all material Authorizations necessary for the operation of its business and such Authorizations are valid and in full force and effect and the Company is not in material violation of any term of any such Authorizations; and (iv) since December 31, 2011: (A) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and the Company has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (B) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (C) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (D) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

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(b)           Since January 1, 2009, the Company has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

3.13        General Healthcare Regulatory Compliance.

(a)          As used in this subsection:

(i)          “Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, and any Person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing.

(ii)         “Law” means any federal, state, local, national or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

(b)          The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws. Neither the Company, nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the knowledge of the Company, threatened, against the Company or any of its respective officers, employees or agents.

(c)          Each of the Company and, to its knowledge, its directors, officers, employees, and agents (while acting in such capacity) is, and at all times has been, in material compliance with all health care Laws applicable to the Company or by which any of its properties, businesses, products or other assets is bound or affected, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (collectively, “Health Care Laws”). The Company has not received any notification, correspondence or any other written or oral communication from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company under any Health Care Laws.

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 (d)          The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

3.14         Application of Takeover Protections. The issuance of the shares hereunder and Intrexon’s ownership thereof is not prohibited by the business combination statutes of the state of Washington. The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of such shares and Intrexon’s ownership of such shares and there are no similar anti-takeover provisions under the Company's charter documents.

3.15         Private Placement. Neither the Company nor its Affiliates, nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933 and the rules and regulations promulgated thereunder (together, the “Securities Act”)) in connection with the offer or sale of the shares hereunder, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the sale and issuance by the Company of the Technology Access Fee Shares and the Milestone Shares under the Securities Act or (iii) has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Shares to Intrexon for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of Intrexon, the offer and sale of the Shares by the Company to Intrexon pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

3.16         No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock.

3.17         Brokers. Neither the Company nor any of the officers, directors or employees of the Company has employed any broker or finder in connection with the transaction contemplated by this Agreement. The Company shall indemnify Intrexon from and against any broker’s, finder’s or agent’s fees for which the Company is responsible.

sECTION 4.   Representations, Warranties and Covenants of Intrexon.

Intrexon hereby represents and warrants to, and covenants with, the Company as of the date hereof as follows:

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4.1           Purchaser Sophistication. Intrexon (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the shares; (b) Intrexon, in connection with its decision to purchase the shares, relied only upon the Financial Statements, publicly available information, and the representations and warranties of the Company contained herein; (c) Intrexon is an "accredited investor" pursuant to Rule 501 of Regulation D under the Securities Act; (d) Intrexon is acquiring the shares for its own account for investment only and with no present intention of distributing any of such shares or any arrangement or understanding with any other persons regarding the distribution of such shares; (e) Intrexon has not been organized, reorganized or recapitalized specifically for the purpose of investing in the shares; (f) Intrexon will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the shares except in compliance with the Securities Act and applicable state securities laws; (g) Intrexon understands that the shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and Intrexon’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Intrexon set forth herein in order to determine the availability of such exemptions and the eligibility of Intrexon to acquire the shares; (h) Intrexon understands that its investment in the shares involves a significant degree of risk, including a risk of total loss of Intrexon’s investment (provided that such acknowledgment in no way diminishes the representations, warranties and covenants made by the Company hereunder); and (i) Intrexon understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the shares.

4.2           Authorization and Power. Intrexon has the requisite power and authority to enter into and perform this Agreement and to purchase the shares being sold to it hereunder. The execution, delivery and performance of this Agreement by Intrexon and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Intrexon or its board of directors or stockholders is required. When executed and delivered by Intrexon, this Agreement shall constitute a valid and binding obligation of Intrexon enforceable against Intrexon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

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4.3           No Conflict. The execution, delivery and performance of this Agreement by Intrexon and the consummation by Intrexon of the transactions contemplated hereby do not and will not (i) violate any provision of Intrexon’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Intrexon is a party or by which Intrexon’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Intrexon or by which any property or asset of Intrexon are bound or affected, except, in all cases, other than violations (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect Intrexon’s ability to perform its obligations under the Agreement.

4.4           Restricted Shares. Intrexon acknowledges that the Technology Access Fee Shares and the Milestone Shares are restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

4.5           Ownership of Common Stock. As of the date hereof, excluding the shares, Intrexon and its Affiliates beneficially own no shares of Common Stock of the Company.

4.6           Stock Legends. Intrexon acknowledges that certificates evidencing the shares shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

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sECTION 5.   Registration and Indemnifications.

5.1           Piggyback Registration Rights. If, at any time, the Company proposes to file a registration statement under the Securities Act or any other rule or regulation applying to the registration of the Company’s securities, other than a registration relating solely to employee benefit plans or Rule 145 transactions, with respect to an underwritten offering for its own account of any class of securities of the Company (a “Registration Statement”), then each such time, the Company shall give written notice of such intention to file a Registration Statement (a “Piggyback Notice”) to Intrexon at least five (5) days before the anticipated filing date. The Piggyback Notice shall describe the number of shares to be registered and the intended method of distribution and offer Intrexon the opportunity to register pursuant to such Registration Statement such shares held by Intrexon (the “Registrable Shares”) as Intrexon may request in writing to the Company within five (5) days after the date Intrexon first received the Piggyback Notice (a “Piggyback Registration”). The Piggyback Registration rights shall be subject ratably to potential underwriter’s limitations set forth herein. The Company shall take all reasonable steps to include in the Registration Statement the Registrable Shares which the Company has been so requested to register by Intrexon. The Company shall be entitled to suspend or withdraw a Registration Statement prior to its becoming effective. If the managing underwriter with respect to such an offering advises the Company in writing that the inclusion of all or any portion of the Registrable Shares which Intrexon has requested to be included in the Registration Statement would materially jeopardize the success of the offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares which the underwriter advises the Company in writing may be sold without materially jeopardizing the offering. If Intrexon disapproves of the terms of any such underwriting, it may elect to withdraw its Registrable Shares from such offering by written notice to the Company and the underwriter. Intrexon also agrees to be subject to any lock-up agreements reasonably requested by a managing underwriter so long as the Company shares held by the Company’s largest shareholder other than Intrexon are also subject to a similar lock-up agreement. The Company shall not grant registration rights to any other holder or prospective holder of its securities in connection with a private placement of the Company’s equity securities unless, (i) all shares of Common Stock held by Intrexon are, at the time of such private placement, included on a Registration Statement, or (ii) the Company agrees, in connection with such private placement, to grant Intrexon the right to include on any registration statement under the Securities Act pursuant to which such other holder or prospective holder’s Common Stock is registered a number of Intrexon’s Registrable Shares equal to one half of the number of shares of Common Stock to be registered on behalf of the other holder or prospective holder. Notwithstanding the foregoing, for a period of one (1) year following the Effective Date, the Registrable Shares may be ratably or completely excluded by the Company at the Company’s discretion from the Company’s initial public offering on form S-1 occurring after the date hereof.

5.2           Registration Expenses. All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Company, except as and to the extent specified in this Section 5, shall be borne by the Company whether or not the Registration Statement is filed or becomes effective and whether or not any shares are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with each securities exchange or market on which shares are listed, (B) with respect to filings required to be made with the Financial Industry Regulatory Authority or other regulatory institution and (C) in compliance with state or local securities or Blue Sky laws, (ii) messenger, telephone and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) Securities Act liability insurance, if the Company so desires such insurance, and (v) fees and expenses of all other persons or entities retained by the Company in connection with the consummation of the transactions contemplated by this Section 5, including, without limitation, the Company’s independent public accountants.

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5.3           Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Intrexon, its permitted assignees, officers, directors, agents, Affiliates (as that term is defined in the Channel Agreement) and employees, to the fullest extent permitted by applicable law, from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except (i) to the extent that such untrue statements or omissions are based upon information furnished to the Company by Intrexon expressly for use in the Registration Statement; (ii) as a result of the failure of such indemnitee to deliver a prospectus, as amended or supplemented, to a purchaser in connection with an offer or sale; or (iii) the use by the indemnitee of an outdated or defective prospectus after the Company has notified Intrexon in writing that the prospectus is outdated or defective, but only if and to the extent that following such receipt the misstatement or omission giving rise to such Loss would have been corrected; provided, however, that the indemnity agreement contained in this Section 5.3 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

5.4           Indemnification by Intrexon. Intrexon shall indemnify and hold harmless the Company, its directors, officers, agents and employees to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent that such untrue statement or omission is contained in or omitted from any information regarding Intrexon furnished in writing to the Company by Intrexon expressly for use in therein, and that such information was reasonably relied upon by the Company for use therein, or to the extent that such information relates to Intrexon or Intrexon’s proposed method of distribution of shares and was furnished in writing by Intrexon expressly for use therein. Notwithstanding anything to the contrary contained herein, in no event shall the liability of Intrexon under this Section 5.4 exceed the net proceeds to Intrexon as a result of the sale of shares pursuant to a Registration Statement in connection with which the untrue or alleged untrue statement or material omission was provided.

sECTION 6.   Survival of Representations, Warranties and Agreements.

Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and Intrexon herein shall survive the execution of this Agreement and the issuance and sale to Intrexon of the shares and shall terminate two years after the Technology Access Fee Closing, provided, however, the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.3, 4.4, 4.5 and 4.6 shall survive for so long as Intrexon continues to hold any of the shares issued hereunder.

sECTION 7.   Covenants.

7.1          Notifications.

(a)          During the period prior to the Technology Access Fee Closing, the Company will promptly advise Intrexon in writing of (i) any Material Adverse Effect, or (ii) any notice or other communication from any third person or entity alleging that the consent of the third person is required in connection with the transactions contemplated by this Agreement.

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 (b)          During the period prior to each of the Milestone Closings, each party shall promptly notify the other of any action, suit or proceeding that is instituted or specifically threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

 (c)          Any (i) information received by Intrexon pursuant to this Section 7.1 and (ii) non-public information received by Intrexon pursuant to Section 7.7 hereof shall be considered “Confidential Information” as such term is defined in the Channel Agreement and Intrexon agrees to treat such information in accordance with the provisions of Article 7 of the Channel Agreement.

7.2           Reasonable Best Efforts. Each party will use its reasonable best efforts to satisfy in a timely fashion each of the conditions to be satisfied by it under Section 8 of this Agreement.

7.3           Press Release. The Company and Intrexon shall work together to draft and issue a press release in form acceptable to each of the Company and Intrexon announcing the transaction contemplated by this Agreement and the Channel Agreement which release shall be issued within fifteen (15) days following the Effective Date (unless otherwise agreed upon by the parties).

7.4           Approval. In each case where the Company determines that the approval of Company investors or any exchange or other listing upon which the Common Stock may be listed is required for the issuance of Common Stock to Intrexon, the Company shall use commercially reasonable efforts to secure such approval as promptly as possible. In the event, notwithstanding the foregoing obligation, the Company is unable to secure the approval with respect to the issuance of any shares to be issued hereunder, the Company shall negotiate the terms of an alternate form of consideration of equivalent value to such unissued shares.

7.5           No Poison Pill. The Company will not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its Charter documents, that would trigger any right, obligation or event as a result of the issuance of the shares hereunder to Intrexon.

7.6           Intrexon Proposals. The Company further agrees that nothing herein shall limit the ability of Intrexon to confidentially propose to the executive management of the Company and its board of directors, and/or advocate for, any transaction between the Company and any third party unaffiliated with Intrexon or its Affiliates

7.7           Reporting Compliance. During the Term of the Channel Agreement (as defined in the Channel Agreement), in the event that Intrexon notifies the Company that Intrexon has reasonably concluded, after consultation with its outside advisors, that Intrexon will have to consolidate the Company’s financial statements with its own, for so long as Intrexon reasonably believes that such consolidation is necessary, the Company shall comply with the following additional obligations:

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(a)          The Company shall maintain at its principal place of business or, upon notice to Intrexon, at such other place as the Company shall determine:

(i)          a copy of the Company’s certificate of incorporation or organizational document and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(ii)         a copy of this Agreement;

(iii)        a copy of the Company’s federal, state, and local income tax returns and reports, if any; and

(iv)        minutes of meetings of the Company’s board of directors and shareholders or actions by written consent in lieu thereof, redacted as necessary by the Company to exclude any sensitive or confidential information that Intrexon, by operation of law or contractual stipulation, is not permitted to receive.

(b)          The Company shall keep its books and records consistent with US GAAP.

(c)          Intrexon at its own expense and upon reasonable notice, may examine any information it may reasonably request (including, to the extent the Company has the right to provide such, the work papers of the Company’s internal and independent auditors) and make copies of and abstracts from the financial and operating records and books of account of the Company, and discuss the affairs, finances and accounts of the Company with the Company and independent auditors of the Company, all at such reasonable times and as often as Intrexon or any agents or representatives of Intrexon may reasonably request. The rights granted pursuant to this Section 7.7(c) are expressly subject to compliance by Intrexon with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

(d)          As soon as available but no later than ninety (90) days after the end of each fiscal year, the Company shall cause to be prepared and Intrexon to be furnished with an audited balance sheet as of the last day of such fiscal year and an audited income statement, a statement of stockholders’ equity and statement of cash flows for the Company for such fiscal year and notes associated with each, in each case prepared in accordance with US GAAP, together with a report of the Company’s independent auditor that such statements have been prepared in accordance with US GAAP and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company.

(e)          As soon as available but no later than forty five (45) days after the end of each calendar quarter, the Company shall furnish the following to Intrexon an unaudited balance sheet as of the last day of such period, and an unaudited income statement, a statement of cash flows and a statement of stockholders’ equity for the Company for such period, in each case prepared in accordance with US GAAP.

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(f)          As requested by Intrexon on no more than a quarterly basis, the Company shall deliver a certificate, executed by the Executive Officer of the Company, certifying on behalf of the Company the following: The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (1) transactions are executed with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (3) access to the assets of the Company is permitted only in accordance with management’s authorization; (4) the reporting of assets of the Company is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(g)          The Company shall promptly prepare and furnish to Intrexon any information, whether written or oral, requested by Intrexon that is reasonably necessary for purposes of Intrexon’s ongoing compliance with applicable law

(h)          From the time that the Company becomes a reporting company subject to the Securities Exchange Act of 1934, the Company may satisfy the requirements under subsections (a)(i), (a)(ii), (d), (e) and (f) of this Section 7.7 by filing its quarterly and annual reports with the Securities and Exchange Commission.

7.8          Modification of Deadlines. The parties agree that the delivery deadlines in Section 7.7 will be modified to the extent necessary to ensure that such deliverables are provided by the Company no less than thirty (30) days prior to the date necessary for Intrexon to meet any disclosure obligation under rules or regulations to which Intrexon may be or become subject from time to time. Intrexon will provide the Company with notice as promptly as practicable regarding any changes in Intrexon’s disclosure obligations that would require a change in delivery deadlines or cure periods under this Section 7.7.

sECTION 8.   Conditions to Closing.

8.1          The obligation hereunder of the Company to issue and sell shares to Intrexon at each Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)          Accuracy of Intrexon’s Representations and Warranties. The representations and warranties of Intrexon shall be true and correct as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct as of such date.

(b)          No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(c)          Performance by Intrexon. Intrexon shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied by Intrexon at or prior to the Closing Date.

17.

(d)          Channel Partnership Agreement. The Channel Agreement shall have been entered into by the Company and Intrexon and shall be in full force and effect.

(e)          No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened in writing against Intrexon or any of the officers, directors or Affiliates of Intrexon seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(f)          Officer’s Certificate. On each Closing, Intrexon shall have delivered to the Company a certificate signed by its Chief Financial Officer or Secretary on behalf of Intrexon, dated as of such Closing, confirming on behalf of Intrexon the conditions precedent set forth in paragraphs (a), (b), (c) and (e) of this Section 8.1 as of such Closing; provided, however, if the Company has elected to make the Milestone Cash Payment, the officer’s certificate to be delivered at the Milestone Closing by Intrexon will address only the conditions precedent set forth in paragraphs (b) and (e) of this Section 8.1.

8.2          The obligation hereunder of Intrexon to receive shares and consummate the transactions contemplated by this Agreement, other than the payment by the Company of cash in lieu of issuance of any of the Technology Access Fee Shares or in lieu of the Milestone Shares, is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below. These conditions are for Intrexon’s sole benefit and may be waived by Intrexon at any time in its sole discretion. For clarity, neither the satisfaction nor the waiver of any of the events, circumstances, deliveries or conditions set forth below is a condition precedent to the obligation of Intrexon to accept the any cash payments in lieu of the Company’s issuing the Milestone Shares or the Technology Access Fee Shares to Intrexon.

(a)          Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date.

(b)          Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)          Channel Partnership Agreement. The Channel Agreement shall have been entered into by the Company and Intrexon and shall be in full force and effect.

(d)          No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)          No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened in writing against the Company or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions..

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(f)          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)          Approvals. Any requisite shareholder, board, or exchange approvals relating to the issuance of the Common Stock as set forth herein have been obtained in advance by Company.

(h)          Officer’s Certificate. On each Closing, the Company shall have delivered to Intrexon a certificate signed by its Chief Financial Officer or Secretary on behalf of the Company (the “Officer’s Certificate”), dated as of such Closing, confirming on behalf of the Company the conditions precedent set forth in paragraphs (a), (b), (d), (e), (f) and (g) of this Section 8.2 as of such Closing, and attaching and certifying a copy of the resolutions of the Company’s board of directors referred to in the last sentence of Section 3.2.

sECTION 9.   Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and addressed as follows:

If to the Company:	AmpliPhi Biosciences Corporation
800 E. Leigh St., Suite 54
Richmond, VA 23219
Attention: Chief Executive Officer
Fax No.: (804) 828-8566

If to Intrexon:	Intrexon Corporation
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Legal Department
Fax No.: (301) 556-9902

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested.

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sECTION 10.   Miscellaneous.

10.1         Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

10.2         Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the parties hereto.

10.3         Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

10.4         Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

10.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and performed entirely in the State of New York by New York residents, without regard to conflicts of law principles.

10.6         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

10.7         Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided that Intrexon shall not assign its rights or obligations hereunder unless Intrexon assigns such rights in whole and not in part to an assignee of such rights and obligations which shall agree in writing with the Company to be bound by this Agreement.

10.8         No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.9         Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

10.10       Entire Agreement. This Agreement (including the Disclosure Schedule), the Channel Agreement, and other documents delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

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10.11         Publicity. Except as otherwise provided herein or in the Channel Agreement, no party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulations, in which case such party shall provide the other parties with reasonable notice of such publicity and/or opportunity to review such disclosure.

10.12         Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.13         Further Assurances. From and after the date of this Agreement, upon the reasonable request of Intrexon or the Company, the Company and Intrexon shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

10.14         Company Sale. For purposes of this Agreement, a “Company Sale” shall mean the sale of the Company, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), to one or more unaffiliated third parties on an arm’s-length basis, pursuant to which such unaffiliated third party or parties acquires (i) (whether by merger, consolidation, sale or transfer of capital stock, recapitalization, or otherwise) more than fifty percent (50%) of the Company's Common Stock or (ii) all or substantially all of the assets of the Company determined on a consolidated basis.

[Remainder of page intentionally left blank.]

21.

In Witness Whereof, the parties hereto have caused this Stock Issuance Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AMPLIPHI BIOSCIENCES CORPORATION

By:
Name:
Title:

INTREXON CORPORATION

By:
Name:
Title: